Exhibit 99.1

Excepts from Preliminary Offering Memorandum dated October 15, 2018

Summary Historical Financial and Other Data

The following table sets forth the summary historical financial and other data of UGI International as of and for the periods indicated. The summary historical consolidated financial data as of and for the fiscal years ended September 30, 2017 and 2016 have been derived from UGI International’s audited consolidated financial statements included elsewhere in this offering memorandum. The summary historical consolidated financial data for the fiscal year ended September 30, 2015 have been derived from UGI International’s audited consolidated financial statements not included in this offering memorandum. We have derived the summary historical consolidated financial data as of and for the nine months ended June 30, 2018 and 2017 from the unaudited condensed consolidated financial statements of UGI International for such periods included in this offering memorandum. The historical consolidated financial statements for the interim periods contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations for the periods presented. We derived the summary historical consolidated financial data for the twelve months ended June 30, 2018 by adding the financial data for the fiscal year ended September 30, 2017 and the nine months ended June 30, 2018, and then subtracting the financial data for the nine months ended June 30, 2017. Operating results for the nine-month and twelve-month periods are not necessarily indicative of results for a full fiscal year, or any other periods. Our historical operating results are not necessarily indicative of our future operating results.

This summary historical financial data of UGI International is qualified in its entirety by reference to, and should be read in conjunction with, the information contained in the sections entitled “Capitalization,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the consolidated financial statements of UGI International and the notes thereto included elsewhere in this offering memorandum.

	Years Ended September 30,						Nine Months Ended June 30,				Twelve Months Ended June 30,
	2017(1)		2016		2015(2)		2018(3)		2017		2018(1)(3)
							(unaudited)				(unaudited)
	(dollars in millions)
Statement of Income Data:
Revenues	$1,877.5		$1,862.1		$1,788.7		$2,227.4		$1,511.1		$2,593.8
Costs and expenses:
Cost of sales	916.4		866.1		1,135.3		1,300.9		756.4		1,460.9
Operating and administrative expenses	627.7		637.4		491.3		546.7		466.3		708.1
Operating and administrative expenses—related parties(4)	9.6		9.4		8.5		7.5		7.6		9.5
Depreciation	110.8		99.0		75.3		94.8		79.5		126.1
Amortization	10.0		13.1		11.2		12.2		7.1		15.1
Other operating (income) expense, net	(2.2)		6.8		(1.9)		(0.4)		(1.6)		(1.0)
	1,672.3		1,631.8		1,719.7		1,961.7		1,315.3		2,318.7
Operating income	205.2		230.3		69.0		265.7		195.8		275.1
Other non-operating (expense) income (including equity investees)(5)	(24.0)		(0.2)		(1.2)		9.5		(16.4)		1.9
Interest expense	(20.6)		(24.4)		(35.2)		(16.3)		(15.2)		(21.7)
Income before income taxes	160.6		205.7		32.6		258.9		164.2		255.3
Income tax expense	(8.6)		(76.7)		(10.2)		(76.7)		(18.5)		(66.8)
Net income including noncontrolling interests	152.0		129.0		22.4		182.2		145.7		188.5
(Deduct net income) add net loss attributable to noncontrolling interests(6)	(0.1)		—		—		2.4		—		2.3
Net income attributable to UGI International, LLC	$151.9		$129.0		$22.4		$184.6		$145.7		$190.8

Balance Sheet Data (end of period):
Cash and cash equivalents	$360.6		$358.5				$245.5		$369.9
Total current assets	817.6		685.4				812.9		728.6
Total current liabilities	550.4		353.8				550.3		423.8
Total assets	3,157.8		2,827.4				3,227.6		2,887.9
Long-term debt (including current maturities and net of debt issuance costs)	838.8		779.5				750.8		793.1
Member’s equity	1,240.5		1,071.5				1,406.6		1,156.1

Statement of Cash Flow Data:
Source (use):
Operating activities	$201.8		$266.2		$179.2		$168.6		$182.8		$187.6
Investing activities	(145.8)		(116.2)		(511.3)		(178.5)		(73.0)		(251.3)
Financing activities	(55.1)		(70.4)		418.5		(101.8)		(102.7)		(54.2)

Other Financial and Operating Data (unaudited):
LPG retail gallons sold (in millions)	827.9		820.5		697.0		721.7		665.9		883.7
Total debt(7)	$861.3		$786.8				$759.1		$806.5		$759.1
Net debt(7)	$500.7		$428.3				$513.6		$436.5		$513.6
Interest expense(8)	$20.6		$24.4		$24.9		$16.3		$15.2		$21.7
Capital expenditures (including the effects of accruals)	$90.3		$99.9		$87.5		$75.1		$62.1		$103.3

Non-GAAP Financial Measures(9):
EBITDA(9)	$301.9		$342.3		$154.2		$382.0		$266.0		$417.9
Adjusted EBITDA(9)	$346.6		$338.4		$205.2		$339.4		$311.0		$375.0
Ratio of Total Debt/Adjusted EBITDA	2.5	x	2.3	x			2.2	x	2.6	x	2.0	x
Ratio of Net Debt/Adjusted EBITDA	1.4	x	1.3	x			1.5	x	1.4	x	1.4	x
Ratio of Adjusted EBITDA/Interest Expense	16.8	x	13.9	x	8.2	x	20.8	x	20.5	x	17.3	x
As adjusted financial data(10):
Ratio of Total Debt/Adjusted EBITDA											1.9	x
Ratio of Net Debt/Adjusted EBITDA											1.4	x
Ratio of Adjusted EBITDA/Interest Expense											18.4	x

(1)                                 Reflects the results of DVEP subsequent to its acquisition on August 31, 2017.

(2)                                 Reflects the results of Finagaz subsequent to its acquisition on May 29, 2015

(3)                                 Reflects the results of UnveriGas subsequent to its acquisition on October 5, 2017.

(4)                                 Reflects allocated share of Parent’s indirect corporate expenses.

(5)                                 Includes (loss) gain on certain foreign currency derivative contracts in Fiscal 2017, the nine-month periods ended June 30, 2018 and 2017, and the twelve months ended June 30, 2018, of $(23.9) million, $9.8 million, $(16.1) million and $2.0 million, respectively. Also includes loss from equity investees in Fiscal 2017, Fiscal 2016, Fiscal 2015, the nine-month periods ended June 30, 2018 and 2017, and the twelve months ended June 30, 2018 of $(0.1) million, $(0.2) million, $(1.2) million, $(0.3) million, $(0.3) million and $(0.1) million, respectively.

(6)                                 Reflects net (income) loss associated with noncontrolling interests in certain less than wholly owned subsidiaries.

(7)                                 Total debt reflects long-term debt (including current maturities but excluding debt issuance costs) and short-term borrowings. Net debt reflects Total debt less cash and cash equivalents.

(8)                                 Fiscal 2015 interest expense excludes costs associated with extinguishment of debt of $10.3 million.

(9)                                 UGI International’s management uses the non-GAAP measures “EBITDA” and “Adjusted EBITDA” in assessing its ability to service debt and to meet loan covenants. Management believes that these non-GAAP measures provide meaningful information to investors. These financial measures are not in accordance with, or an alternative to, U.S. GAAP and should be considered in addition to, and not as an alternative to, the comparable U.S. GAAP measures. Our calculations of EBITDA and Adjusted EBITDA may not be comparable to similar measures reported by other companies. For more information, see “Non-GAAP Financial Measures.”

EBITDA and Adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•                  EBITDA and Adjusted EBITDA;

•                  do not reflect our cash expenditures or future requirements for capital expenditures or contracted commitments;

•                  do not reflect the significant interest expense on our debt, including the New Credit Facilities and the Notes;

•                  do not reflect changes in, or cash requirements for, our working capital needs; and

•                  eliminate the impact of income taxes on our results of operations;

•                  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•                  other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their utility as comparative measures.

The following table includes reconciliations of EBITDA and Adjusted EBITDA to net income attributable to UGI International, LLC, the most directly comparable financial measure calculated and presented in accordance with GAAP for the periods presented:

	Year Ended September 30,			Nine Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2015	2018	2017	2018
	(dollars in millions)
EBITDA and Adjusted EBITDA (unaudited):
Net income attributable to UGI International, LLC	$151.9	$129.0	$22.4	$184.6	$145.7	$190.8
Add net income (subtract net loss) attributable to noncontrolling interests	0.1	—	—	(2.4)	—	(2.3)
Income tax expense(a)	8.5	76.8	10.1	76.5	18.5	66.5
Interest expense	20.6	24.4	35.2	16.3	15.2	21.7
Depreciation	110.8	99.0	75.3	94.8	79.5	126.1
Amortization	10.0	13.1	11.2	12.2	7.1	15.1
EBITDA	$301.9	$342.3	$154.2	$382.0	$266.0	$417.9
(Subtract net gains) add net losses on commodity derivative instruments not associated with current-period transactions	(19.0)	(31.8)	28.4	(39.3)	7.1	(65.4)
Add unrealized losses (subtract unrealized gains) on certain foreign currency derivative instruments	23.8	—	—	(24.1)	16.1	(16.4)
Integration and acquisition expenses associated with Finagaz(b)	39.9	27.9	22.6	20.8	21.8	38.9
Adjusted EBITDA	$346.6	$338.4	$205.2	$339.4	$311.0	$375.0

(a)                                 Includes the effects of rounding.

(b)                                 Represents expenses relating to the integration of Totalgaz SAS (now known as “Finagaz”) subsequent to its acquisition on May 29, 2015.

(10)                          Calculated to give effect to the Transactions as if they had occurred on July 1, 2017.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis in conjunction with the financial statements and related notes included elsewhere in this offering memorandum. This discussion and analysis contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of various factors, including the factors we describe under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this offering memorandum. Our fiscal year ends on September 30 of each calendar year and hence references to a fiscal year mean the fiscal year ended September 30 of such calendar year.

Executive Overview

UGI International, through subsidiaries and affiliates, conducts (i) an LPG distribution business in 17 countries throughout Europe (France, Poland, Austria, Hungary, the Czech Republic, Slovakia, Switzerland, Romania, Belgium, the Netherlands, Luxembourg, the United Kingdom, Italy, Finland, Denmark, Norway and Sweden), and (ii) an energy marketing business in France, Belgium, the Netherlands and the United Kingdom. Based on Fiscal 2017 volumes, we believe that we are the largest distributor of LPG in France, Austria, Belgium, Denmark, Luxembourg and Hungary and one of the largest distributors of LPG in Poland, the Czech Republic, Slovakia, Norway, the Netherlands and Sweden.

Financial Review

Nine Months Ended June 30, 2018

We experienced weather during the nine months ended June 30, 2018 (“2018 nine-month period”) that was slightly warmer than normal and warmer than the nine months ended June 30, 2017 (“2017 nine-month period”). Although temperatures were slightly warmer than normal, the weather was inconsistent with weather during the first four months of the 2018 nine-month period being normal, followed by a cold February and late March, and ending with much warmer than normal late spring and early summer. In addition, the start of Fiscal 2018 was preceded by an unusually dry summer that reduced agricultural demand for crop drying. During the nine months ended June 2018, average wholesale prices for LPG in northwest Europe were slightly higher than in the prior year. Total LPG retail gallons sold were higher in the 2018 nine-month period principally reflecting incremental gallons from the UniverGas acquisition and slightly higher legacy business retail LPG volumes partially offset by lower crop drying volumes. Although average propane and butane wholesale prices increased during the 2018 nine-month period, we were able to compensate for these rising costs through effective price management. We incurred approximately $20.8 million of Finagaz integration expenses in the 2018 nine-month period as we have completed substantially all major integration activities associated with the Finagaz operations acquired in May 2015. With substantially all of the Finagaz integration activities now behind us, we expect to see the continuing synergistic benefits from these integration activities in our future operating results. Our 2018 nine-month period also reflects the operating results of DVEP, our electricity and natural gas marketing business in the Netherlands, that we purchased in August 2017.

Our net income for the 2018 nine-month period was affected by the December 2017 French Finance Bills and the enactment of the Tax Cuts and Jobs Act (the “TCJA”) in the United States.

In December 2017, the French Parliament approved the Finance Bill for 2018 and the second amended Finance Bill for 2017 (collectively, the “December 2017 French Finance Bills”). Among other things, the December 2017 French Finance Bills increased the Fiscal 2018 corporate income tax rate in France from 34.4% to 39.4%. In addition, the December 2017 French Finance Bills included measures to reduce the corporate income tax rate to 25.8% effective for fiscal years starting after January 1, 2022

(Fiscal 2023). The corporate income tax rate will decrease each year until it reaches the 25.8% rate in 2022.

The TCJA was enacted into law on December 22, 2017. Among other things, the TCJA reduces the U.S. federal income tax rate from 35% to 21% effective January 1, 2018, and creates a territorial tax system with a one-time mandatory “toll tax” on previously un-repatriated foreign earnings. We are subject to a blended U.S. federal income tax rate of 24.5% for Fiscal 2018 because our fiscal year contains the effective date of the rate change from 35% to 21%. We will be subject to a U.S. federal tax rate of 21% beginning in Fiscal 2019. As a result of the enactment of the TCJA’s territorial regime, during the nine months ended June 30, 2018, the Company re-established a $7.6 million valuation allowance on foreign tax credits which had been previously released in September 2017.

Our financial results include two types of impacts from the enactment of the TCJA and the December 2017 French Finance Bills.

The first impact comprises “one-time” discrete adjustments to our deferred income tax assets and liabilities, accrued income taxes and deferred tax valuation allowances existing as of the dates these tax laws were enacted. These “one-time” adjustments to our income tax assets and liabilities have been excluded from adjusted net income attributable to UGI International, LLC, a non-GAAP financial measure, presented below.

The second impact of the TCJA and the December 2017 French Finance Bills primarily comprises the effects of the tax law changes on current-period results. With respect to the December 2017 French Finance Bills, the impact on current-period results principally includes the higher Fiscal 2018 French corporate income tax rate of 39.4% compared to 34.4% in the prior year. With respect to the TCJA, the impact on current-period results principally reflects the lower U.S. corporate income tax rate, which for Fiscal 2018 consists of a blended federal corporate income tax rate of 24.5% compared to 35% in the prior year. These impacts of the TCJA and the December 2017 French Finance Bills on current-period results have been included in our non-GAAP financial measures presented below.

Year Ended September 30, 2017

We experienced weather in Fiscal 2017 that was slightly warmer than normal but colder than in Fiscal 2016. Expenses associated with the integration of French LPG retail distributor Finagaz, which we acquired in May 2015, were higher in Fiscal 2017 than in Fiscal 2016 ($39.9 million compared to $27.9 million), reflecting substantial progress with our integration activities in our bulk and cylinder businesses. The higher Fiscal 2017 costs associated with these integration activities were offset in large part by the ramping up of expense synergies from these integration activities.

Although our retail volumes were higher in Fiscal 2017 as a result of the colder weather, Fiscal 2017 results were negatively affected by slightly lower LPG unit margins reflecting the effects on unit margins in Fiscal 2017 of higher LPG commodity costs and the beneficial effects in Fiscal 2016 of declining LPG commodity prices. Our Fiscal 2017 net income also reflects a $29 million decrease in net deferred income tax liabilities resulting from a change in the French corporate income tax rate enacted in December 2016 that will become effective in Fiscal 2021.

Year Ended September 30, 2016

Our Fiscal 2016 results reflect the full-year impact of the operations of Finagaz, which was acquired on May 29, 2015. The acquisition of Finagaz nearly doubled our retail distribution business in France and was a significant contributor to the increase in our operating results in Fiscal 2016 compared to Fiscal 2015.

Weather experienced in Fiscal 2016 was warmer than normal and slightly warmer than in Fiscal 2015. However, our retail volumes for Fiscal 2016 were significantly higher than in Fiscal 2015 reflecting incremental retail gallons associated with the full-year results of Finagaz and, to a much lesser extent, retail gallons associated with small scale acquisitions at Flaga and AvantiGas. This increase was partially offset by our exiting the low-margin autogas business in Poland. Our adjusted operating income in Fiscal 2016 was significantly higher than in Fiscal 2015, principally reflecting incremental operating income from Finagaz. We incurred $27.9 million of Finagaz integration expenses in Fiscal 2016 compared to $22.6 million in Fiscal 2015 as we finished the first full year of integration activities begun in Fiscal 2015. Our interest expense in Fiscal 2015 includes $10.3 million of costs associated with an early extinguishment of debt in France. Excluding these costs, our interest expense in Fiscal 2016 was slightly lower as higher average debt outstanding resulting from the acquisition of Finagaz was more than offset by lower average interest rates on long-term debt.

Strategic Initiatives

We seek to continue to expand our footprint in Europe as well as to pursue opportunities to capture additional synergies and cost efficiencies. Historically, we have grown our business through both acquisitions and organic investments. Successful acquisitions have provided meaningful growth and allowed us to access new regions, including Italy with the acquisition of UniverGas in 2017 and the Netherlands with respect to energy marketing with the acquisition of DVEP in 2017. We target entering into large, mature markets in Europe. We will continue to seek acquisition opportunities that meet our investment criteria within our current markets and will also consider potential opportunities for attractive acquisitions outside of our existing footprint.

We market and supply natural gas and electricity to small and medium enterprises, schools and municipalities through third party distribution systems. We started developing this business in 2012 and have been leveraging our sales force, best practices and acquisitions to drive growth. As part of this strategy we completed the acquisition of DVEP in the Netherlands in August 2017.

We continue to focus on our core LPG business, which benefits from broad geographic reach, strong brand recognition and a diverse customer base. We prioritize organic growth within our current service territories and plan to reinvest in our business to position our LPG operations for future growth.

Optimum execution is a daily focus in our operations as we drive continuous improvement and efficiencies by standardizing business processes, centralizing support functions where value can be achieved, and enhancing technology. As an example, in 2017 we began the process of centralizing our LPG Supply function to take advantage of our scale. Previously, LPG was acquired locally and in smaller volumes per contract, although quite often from the same supplier. We believe that this newly centralized function allows us to better manage our overall LPG supply costs and provides greater visibility across all of our businesses, enabling us to more effectively manage counterparty risk.

Factors Affecting Our Results of Operations

Seasonality

Because many of our customers use LPG for heating purposes, our results are significantly affected by temperatures across our service territories, particularly during the heating season months of October to March. As a result, our earnings are generally significantly higher in the first half of our fiscal year. In addition, our agricultural customers use propane for crop drying purposes, among other things, and dry weather conditions can reduce the demand for LPG in this market.

Commodity Prices

LPG is an energy commodity and its cost to us is subject to fluctuations in response to supply or other market conditions. Our LPG business is a margin-based business in which our profitability is dependent upon the excess of our sales price over the cost our LPG supply. We generally increase our prices to our customers to recover increases in LPG costs. However, during periods of rapid increases in costs of LPG we may not be able to recover fully such increase in cost especially when such costs increase rapidly. In addition, increases in commodity prices for LPG may result in customer conservation which can reduce volumes sold.

Acquisitions and Integration Costs

Our results also reflect the impact of recent acquisitions. We include the results of acquired companies in our results from the date of acquisition. In May 2015, we purchased the operations of Finagaz which significantly increased the size of our LPG business in France. We have also entered into other smaller scale LPG business acquisitions in Europe during Fiscal 2015, Fiscal 2016 and Fiscal 2017, and closed the acquisition of UniverGas in October 2018. In addition, we expanded our energy marketing business in the Netherlands through the acquisition of DVEP in August 2017. Subsequent to their acquisition, we often incur expenses related to the integration of these businesses with our existing operations in order to achieve operating synergies. We completed our integration activities associated with Finagaz in Fiscal 2018. During the nine months ended June 30, 2018, Fiscal 2017, Fiscal 2016 and Fiscal 2015, we incurred integration and acquisition expenses associated with Finagaz of $20.8 million, $39.9 million, $27.9 million and $22.6 million, respectively.

Foreign Currency Exchange Rates

Our results are translated into U.S. dollars using an average exchange rate for each reporting period or, in the case of balance sheet items, the exchange rate as of the date of the balance sheet. The functional currency of a significant portion of the transactions reflected in our results is the euro and, to a lesser extent, the British pound sterling. Period-to-period changes in exchange rates between these and other currencies in the countries in which we operate and the U.S. dollar can affect our reported results. In order to reduce the volatility in our earnings resulting from changes in these currency exchange rates, we generally enter into forward foreign currency exchange contracts. Changes in the fair values of these contracts are reported in our earnings and realized gains and losses on these contracts generally mitigate the impact of currency exchange rate changes on our adjusted net income.

Derivative Instruments

In order to manage price risk associated with changes in the supply cost of LPG, natural gas and electricity, we may enter into bilateral and exchange-traded forward and futures contracts. We do not designate these contracts as hedges for accounting purposes. Volatility in our earnings as determined in accordance with U.S. GAAP can occur as a result of unrealized gains and losses on these contracts. Because these contracts economically hedge future anticipated purchases of energy commodities, we expect that gains and losses on these contracts, when realized, will be largely offset by gains or losses on the anticipated future energy transactions. We do not use derivative instruments for speculative or trading purposes.

Energy Marketing

We also market and supply natural gas and electricity to small- and medium-sized businesses, schools and municipalities through third-party distribution systems. In August 2017, we expanded our energy marketing business through the acquisition of DVEP in the Netherlands. Our energy marketing business currently constitutes a small but growing portion of our operating results.

Parent Company Relationship with UGI Corporation

While UGI Corporation does not have a stated dividend policy with respect to its ownership of UGI International, since the beginning of Fiscal 2015, we have paid dividends to UGI Corporation ($69.8 million and $110.0 million in Fiscal 2016 and 2017, respectively) and expect to continue to pay dividends to our parent company in the future. In addition, we received capital contributions from UGI Corporation ($162.4 million in Fiscal 2015 and $38.0 million in Fiscal 2017) in the past, primarily to fund significant acquisitions (Finagaz in France and UniverGas in Italy), although there can be no assurance that UGI Corporation will contribute capital or otherwise fund our business in the future.

In addition, UGI Corporation provides us with certain financial and administrative services. UGI Corporation bills us for all direct expenses incurred or paid on our behalf and we reimburse UGI Corporation for such expenses. Our financial statements also reflect an allocation of UGI Corporation indirect corporate expenses. This allocation is based upon a weighted, three-component formula comprising revenues, operating expenses and net assets employed and considers our relative share of such items to such items for all of UGI Corporation’s operating subsidiaries for which such services are provided. Such allocated indirect expenses for the nine months ended June 30, 2018 and Fiscal 2017, Fiscal 2016 and Fiscal 2015 totaled $7.5 million, $9.6 million, $9.4 million and $8.5 million, respectively.

Non-GAAP Financial Measures

UGI International does not designate its LPG commodity derivative instruments as hedges under U.S. GAAP. As a result, volatility in net income as determined in accordance with GAAP can occur as gains and losses on commodity derivative instruments not associated with current-period transactions, principally comprising non-cash changes in unrealized gains and losses, are reflected in cost of sales.

UGI International’s management presents the non-GAAP measures adjusted total margin, adjusted operating income, adjusted income before income taxes and adjusted net income attributable to UGI International, LLC in order to assist in the evaluation of UGI International’s overall performance. Management believes that these non-GAAP measures provide meaningful information to investors about UGI International’s performance because they eliminate the impact of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparisons of period-over-period results. These financial measures are not in accordance with, or an alternative to, U.S. GAAP and should be considered in addition to, and not as a substitute for, the comparable U.S. GAAP measures.

The following table includes reconciliations of adjusted total margin, adjusted operating income, adjusted income before income taxes and adjusted net income attributable to UGI International, LLC to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP for the periods presented.

	Year Ended September 30,			Nine Months Ended June 30,
	2017	2016	2015	2018	2017
	(dollars in millions)
Adjusted total margin (unaudited):
Total revenues	$1,877.5	$1,862.1	$1,788.7	$2,227.4	$1,511.1
Total cost of sales	(916.4)	(866.1)	(1,135.3)	(1,300.9)	(756.4)
Total margin	961.1	996.0	653.4	926.5	754.7
(Subtract net unrealized gains) add net unrealized losses on commodity derivative instruments	(19.0)	(31.8)	28.4	(39.3)	7.1
Adjusted total margin	$942.1	$964.2	$681.8	$887.2	$761.8

Adjusted operating income (unaudited):
Operating income	$205.2	$230.3	$69.0	$265.7	$195.8
(Subtract net unrealized gains) add net unrealized losses on commodity derivative instruments	(19.0)	(31.8)	28.4	(39.3)	7.1
Integration and acquisition expenses associated with Finagaz(1)	39.9	27.9	22.6	20.8	21.8
Adjusted operating income	$226.1	$226.4	$120.0	$247.2	$224.7

Adjusted income before income taxes (unaudited)
Income before income taxes	$160.6	$205.7	$32.6	$258.9	$164.2
(Subtract net unrealized gains) add net unrealized losses on commodity derivative instruments	(19.0)	(31.8)	28.4	(39.3)	7.1
Add net unrealized losses (subtract net unrealized gains) on certain foreign currency instruments	23.8	—	—	(24.1)	16.1
Integration and acquisition expenses associated with Finagaz(1)	39.9	27.9	22.6	20.8	21.8
Costs associated with extinguishment of debt(2)	—	—	10.3	—	—
Adjusted income before income taxes	$205.3	$201.8	$93.9	$216.3	$209.2

Adjusted net income attributable to UGI International, LLC (unaudited):
Net income attributable to UGI International, LLC	$151.9	$129.0	$22.4	$184.6	$145.7
(Subtract after-tax unrealized gains) add after-tax net unrealized losses on commodity derivative instruments	(13.4)	(22.7)	20.4	(28.4)	5.0
Add after-tax net unrealized losses (subtract after-tax unrealized gains) on certain foreign currency derivative instruments	13.9	—	—	(16.3)	10.5
Integration and acquisition expenses associated with Finagaz(1)	26.2	17.3	14.9	12.6	14.3
Impact from December 2017 French Finance Bills(3)	—	—	—	(13.5)	—
Impact from December 2016 French Finance Bills(4)	(29.0)	—	—	—	(27.4)
Costs associated with extinguishment of debt	—	—	4.6	—	—
Impact from TCJA(5)	—	—	—	8.6	—
Adjusted net income attributable to UGI International, LLC	$149.6	$123.6	$62.3	$147.6	$148.1

(1)                                 Represents expenses relating to the integration of Totalgaz SAS (now known as “Finagaz”) subsequent to its acquisition on May 29, 2015.

(2)                                 Includes costs associated with an extinguishment of debt at Antargaz.

(3)                                 Represents the one-time impacts on deferred income taxes associated with the December 2017 French Finance Bills.

(4)                                 Represents the one-time impacts on deferred income taxes associated with the Finance Bill for 2017 and the amended Finance Bill for 2016 approved by the French Parliament in December 2016 (collectively, the “December 2016 French Finance Bills”).

(5)                                 Represents the one-time impacts on deferred income tax assets and liabilities, accrued income taxes and deferred tax valuation allowances associated with the TCJA.

Results of Operations

The following analyses compare UGI International’s results of operations for 2018 nine-month period with the 2017 nine-month period; the year ended September 30, 2017 (“Fiscal 2017”) with the year ended September 30, 2016 (“Fiscal 2016”); and Fiscal 2016 with the year ended September 30, 2015 (“Fiscal 2015”).

Nine Months Ended June 30, 2018 and 2017

	Nine Months Ended June 30,
	2018	2017	Increase (Decrease)
	(dollars in millions)
Revenues	$2,227.4	$1,511.1	$716.3	47.4%
Total margin(a)(b)	$926.5	$754.7	$171.8	22.8%
Operating and administrative expenses(c)	$554.2	$473.9	$80.3	16.9%
Operating income(b)	$265.7	$195.8	$69.9	35.7%
Income before income taxes(b)(d)	$258.9	$164.2	$94.7	57.7%
Net income attributable to UGI International, LLC(b)(d)	$184.6	$145.7	$38.9	26.7%
Non-GAAP financial measures(e):
Adjusted total margin	$887.2	$761.8	$125.4	16.5%
Adjusted operating income	$247.2	$224.7	$22.5	10.0%
Adjusted income before income taxes	$216.3	$209.2	$7.1	3.4%
Adjusted net income attributable to UGI International, LLC	$147.6	$148.1	$(0.5)	(0.3)%
LPG retail gallons sold (millions)	721.7	665.9	55.8	8.4%
Degree days —% (warmer) colder than normal(f)	(4.1)%	0.1%

(a)              Total margin represents total revenues less total cost of sales.

(b)              Total margin, operating income, income before income taxes, and net income attributable to UGI International, LLC for the nine months ended June 30, 2018 and 2017 include the impact of net pre-tax gains (losses) of $39.3 million and $(7.1) million, respectively, on commodity derivative instruments not associated with current-period transactions.

(c)               Operating and administrative expenses include Finagaz integration expenses for the nine months ended June 30, 2018 and 2017, of $20.8 million and $21.8 million, respectively.

(d)              Income before income taxes and net income attributable to UGI International, LLC for the nine months ended June 30, 2018 and 2017 includes the impact of net pre-tax unrealized gains (losses) on certain foreign currency derivative contracts of $24.1 million and $(16.1) million, respectively.

(e)               These financial measures are non-GAAP financial measures and are not in accordance with, or an alternative to, U.S. GAAP and should be considered in addition to, and not a substitute for, the comparable U.S. GAAP measures. See “Non-GAAP Financial Measures” included elsewhere in this Offering Memorandum.

(f)                Deviation from average heating degree days for the 15-year period 2002-2016 at locations in our European service territories.

Average temperatures during the 2018 nine-month period were approximately 4% warmer than normal and approximately 4% warmer than the prior-year period. Total LPG retail gallons sold during the 2018 nine-month period were higher principally reflecting incremental retail LPG gallons sold as a result of our October 2017 acquisition of UniverGas and slightly higher legacy business retail LPG bulk volumes partially offset by slightly lower crop-drying volumes early in the 2018 nine-month period. During the 2018 nine-month period, average wholesale prices for propane and butane in northwest Europe were slightly higher than in the prior-year period.

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During the 2018 and 2017 nine-month periods, the average unweighted euro-to-U.S. dollar translation rates were approximately $1.20 and $1.08, respectively, and the average unweighted British pound sterling-to-U.S. dollar translation rates were approximately $1.36 and $1.26, respectively. Although the euro and British pound sterling were stronger during the 2018 nine-month period and affect the comparisons of line item amounts presented in the table above, the beneficial impact of these stronger currencies in the 2018 nine-month period on net income attributable to UGI International, LLC was substantially offset by realized net losses on foreign currency exchange contracts.

Revenues increased $716.3 million during the 2018 nine-month period reflecting approximately $355 million of combined incremental revenues from UniverGas and DVEP; the translation effects on legacy business revenues of the stronger euro and British pound sterling; and higher LPG selling prices. The higher LPG selling prices reflect in large part the effects of slightly higher LPG product costs. During the 2018 nine-month period, average unweighted wholesale commodity prices for propane and butane in northwest Europe were approximately 20% and 14% higher than in the prior-year period, respectively. Total cost of sales during the 2018 nine-month period increased $544.5 million from the prior-year period. Cost of sales in the 2018 and 2017 nine-month periods includes gains and (losses) on commodity derivative instruments not associated with current period transactions of $39.3 million and $(7.1) million, respectively. Excluding the effects of these gains and losses on commodity derivative instruments, UGI International cost of sales increased $590.9 million reflecting approximately $306 million of incremental adjusted cost of sales associated with UniverGas and DVEP; the effects on cost of sales from the higher average LPG commodity costs; and the translation effects of the stronger euro and British pound sterling.

UGI International total margin (which includes unrealized gains and losses on commodity derivative instruments not associated with current-period transactions) increased $171.8 million. Adjusted total margin increased $125.4 million reflecting the translation effects of the stronger euro and British pound sterling and approximately $49 million of incremental adjusted margin from UniverGas and DVEP.

Operating income (which includes unrealized gains and losses on commodity derivative instruments not associated with current-period transactions and Finagaz integration expenses) increased $69.9 million. Adjusted operating income increased $22.5 million reflecting the $125.4 million increase in adjusted total margin partially offset by the $81.3 million increase in operating and administrative expenses (excluding the effects of the Finagaz integration expenses) and a $20.3 million increase in depreciation and amortization. The increase in operating and administrative costs principally reflects the translation effects of the stronger euro and British pound sterling on local currency expenses and approximately $29 million of incremental expenses from UniverGas and DVEP. The increase in operating and administrative expenses also reflects, among other things, higher compliance costs associated with energy conservation and operational safety requirements and slightly higher distribution costs, partially offset by lower tank and cylinder repair costs. The increase in depreciation and amortization reflects the translation effects of the stronger currencies, incremental amounts associated with UniverGas and DVEP ($7.5 million), and the impact of changes in estimated book lives of certain tanks and cylinders.

Income before income taxes (which includes unrealized gains and losses on commodity derivative instruments not associated with current period transactions, Finagaz integration expenses and unrealized gains and losses on certain foreign currency contracts) increased $94.7 million. Adjusted income before income taxes increased $7.1 million principally reflecting the previously mentioned $22.5 million increase in UGI International adjusted operating income reduced by higher realized losses on foreign currency exchange contracts ($14.2 million) and slightly higher interest expense due to the effects of the stronger euro.

Our effective income tax rate was significantly higher in the 2018 nine-month period compared to the prior-year period. Income taxes in the 2018 nine-month period reflect the net one-time beneficial impact on deferred income taxes and valuation allowances of the TCJA and the December 2017 French Finance Bills totaling $4.9 million. These one-time benefits were offset by the negative effects of an increase in the Fiscal 2018 income tax rate in France from 34.4% to 39.4% totaling $4.7 million. Income taxes in the 2017 nine-month period reflect the beneficial effects of a $27.4 million decrease in net deferred income tax liabilities in France as a result of the 2016 French Finance Bills and the beneficial impact of an income tax settlement of $6.7 million, plus interest, in France. Adjusted net income attributable to UGI International excludes the previously mentioned $4.9 million one-time tax benefits in the 2018 nine-month period, and the previously mentioned $27.4 million decrease in net deferred income tax liabilities in the 2017 nine-month period.

Years Ended September 30, 2017 and 2016

	Year Ended September 30,
	2017	2016	Increase (Decrease)
	(dollars in millions)
Revenues	$1,877.5	$1,862.1	$15.4	0.8%
Total margin(a)(b)	$961.1	$996.0	$(34.9)	(3.5)%
Operating and administrative expenses(c)	$637.3	$646.8	$(9.5)	(1.5)%
Operating income(b)	$205.2	$230.3	$(25.1)	(10.9)%
Income before income taxes(b)(d)	$160.6	$205.7	$(45.1)	(21.9)%
Net income attributable to UGI International, LLC(b)(d)	$151.9	$129.0	$22.9	17.8%
Non-GAAP financial measures(e):
Adjusted total margin	$942.1	$964.2	$(22.1)	(2.3)%
Adjusted operating income	$226.1	$226.4	$(0.3)	(0.1)%
Adjusted income before income taxes	$205.3	$201.8	$3.5	1.7%
Adjusted net income attributable to UGI International, LLC	$149.6	$123.6	$26.0	21.0%
LPG retail gallons sold (millions)(f)	827.9	820.5	7.4	0.9%
Degree days —% colder (warmer) than normal(g)	1.0%	(7.9)%

(a)                                 Total margin represents total revenues less total cost of sales.

(b)                                 Total margin, operating income, income before income taxes, and net income attributable to UGI International, LLC for Fiscal 2017 and Fiscal 2016 includes the impact of net pre-tax gains of $19.0 million and $31.8 million, respectively, on commodity derivative instruments not associated with current-period transactions.

(c)                                  Operating and administrative expenses includes Finagaz integration expenses in Fiscal 2017 and Fiscal 2016 of $39.9 million and $27.9 million, respectively.

(d)                                 Income before income taxes and net income attributable to UGI International, LLC in Fiscal 2017 includes the impact of net pre-tax unrealized losses on certain foreign currency derivative contracts of $23.8 million.

(e)                                  These financial measures are non-GAAP financial measures and are not in accordance with, or an alternative to, U.S. GAAP and should be considered in addition to, and not a substitute for, the comparable U.S. GAAP measures. See “Non-GAAP Financial Measures” included elsewhere in this Offering Memorandum.

(f)                                   Retail gallons sold in Fiscal 2017 reflect a 30.7 million decline in autogas volumes principally as a result of exiting the low-margin autogas business in Poland during Fiscal 2016.

(g)                                  Deviation from average heating degree days for the 15-year period 2002-2016 at locations in our European service territories.

Average temperatures during Fiscal 2017 in our service territories were 1.0% colder than normal and 9.7% colder than in Fiscal 2016. Total retail gallons sold during Fiscal 2017 were slightly higher as the beneficial volume effects of the colder weather were substantially offset by a 30.7 million gallon decline in autogas volumes, principally as a result of exiting the low-margin, high-volume autogas business in Poland during Fiscal 2016, and lower crop-drying volumes as a result of a dry Fiscal 2017 crop season in France. During Fiscal 2017, average wholesale commodity prices for propane and butane in northwest Europe were approximately 34% and 29%, respectively, higher than in Fiscal 2016.

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. Although the British pound sterling and the euro during much of Fiscal 2017 were slightly weaker than during Fiscal 2016, the translation effects of these currencies did not negatively impact UGI International net income due to gains on foreign currency exchange contracts used to hedge a portion of U.S. dollar purchases of LPG.

Revenues increased $15.4 million during Fiscal 2017 as higher average bulk and cylinder LPG selling prices and the effects of the colder weather on bulk sales were substantially offset by the translation impact on revenues of the weaker British pound sterling and euro, the effects of exiting the low-margin autogas business in Poland and lower Fiscal 2017 wholesale sales. Total cost of sales during Fiscal 2017 increased $50.3 million from Fiscal 2016. Cost of sales in Fiscal 2017 and Fiscal 2016 include gains on commodity derivative instruments not associated with current period transactions of $19.0 million and $31.8 million, respectively. Excluding the effects of these gains on commodity derivative instruments, UGI International cost of sales increased $37.5 million during Fiscal 2017 as the effects on cost of sales from the higher average LPG commodity costs and the increase in bulk sales were partially offset by the translation impact from the slightly weaker British pound sterling and the euro, the effects of the lower volumes associated with exiting the autogas business in Poland, and the effects of the lower wholesale sales.

Total margin (which includes unrealized gains on commodity derivative instruments not associated with current-period transactions) decreased $34.9 million. Adjusted total margin decreased $22.1 million primarily reflecting (1) the translation effects of the weaker British pound sterling and euro; (2) slightly lower average retail bulk and cylinder LPG unit margins; and (3) the absence of margin from the autogas business in Poland. The slightly lower average retail bulk and cylinder LPG unit margins principally reflect the negative effects on Fiscal 2017 unit margins of higher LPG commodity costs and the beneficial effects on Fiscal 2016 unit margins of declining LPG wholesale commodity costs. The effect of these decreases in unit margin was partially offset by the increase in bulk sales resulting from the colder weather.

Operating income (which includes unrealized gains on commodity derivative instruments not associated with current-period transactions and Finagaz integration expenses) decreased $25.1 million. Adjusted operating income decreased $0.3 million reflecting the $22.1 million decrease in adjusted total margin and an $8.7 million increase in depreciation and amortization expense partially offset by a $21.5 million decrease in operating and administrative expenses (excluding the effects of the Finagaz expenses) and higher other operating income. The decrease in operating and administrative expenses principally reflects lower operating and administrative costs in France resulting from expense synergies associated with the Finagaz integration and, to a much lesser extent, the translation effects of the weaker euro and British pound sterling. The increase in other operating income reflects, in large part, the absence of a $5.5 million loss recorded during Fiscal 2016 associated with interest rate hedge ineffectiveness.

Income before income taxes (which includes unrealized gains on commodity derivative instruments not associated with current-period transactions, Finagaz integration expenses and in Fiscal 2017 unrealized losses on certain foreign currency contracts) decreased $45.1 million. Adjusted income before income taxes increased $3.5 million principally reflecting the $0.3 million decrease in adjusted operating income partially offset by lower interest expense due in large part to lower Fiscal 2017 average interest rates on UGI France’s €600 million Senior Facilities Agreement term loan.

Our effective income tax rate as a percentage of income before income taxes was significantly lower in Fiscal 2017 compared to Fiscal 2016. The lower effective income tax rate principally reflects a $29.0 million decrease in net deferred income tax liabilities in France as a result of a reduction in the French statutory tax rate from 34.43% to 28.92%, effective in Fiscal 2021; the release of a $7.6 million valuation allowance against future uses of foreign tax credit carryforwards; and an income tax settlement of $6.7 million, plus interest, in France. Adjusted net income attributable to UGI International, LLC excludes the $29.0 million adjustment decrease to net deferred income taxes in Fiscal 2017.

Years Ended September 30, 2016 and 2015

	Years Ended September 30,
	2016	2015	Increase
	(dollars in millions)
Revenues	$1,862.1	$1,788.7	$73.4	4.1%
Total margin(a)(b)	$996.0	$653.4	$342.6	52.4%
Operating and administrative expenses(c)	$646.8	$499.8	$147.0	29.4%
Operating income(b)	$230.3	$69.0	$161.3	233.8%
Income before income taxes(b)(d)	$205.7	$32.6	$173.1	531.0%
Net income attributable to UGI International, LLC(b)(d)	$129.0	$22.4	$106.6	475.9%
Non-GAAP financial measures(e):
Adjusted total margin	$964.2	$681.8	$282.4	41.4%
Adjusted operating income	$226.4	$120.0	$106.4	88.7%
Adjusted income before income taxes	$201.8	$93.9	$107.9	114.9%
Adjusted net income attributable to UGI International, LLC	$123.6	$62.3	$61.3	98.4%
LPG retail gallons sold (millions)(f)	820.5	697.0	123.5	17.7%
Degree days —% (warmer) than normal(g)	(7.9)%	(6.1)%

(a)                                 Total margin represents total revenues less total cost of sales.

(b)                                 Total margin, operating income, income before income taxes and net income attributable to UGI International, LLC for Fiscal 2016 and Fiscal 2015 includes the impact of net pre-tax gains (losses)

of $31.8 million and $(28.4) million on commodity derivative instruments not associated with current-period transactions, respectively.

(c)                                  Operating and administrative expenses includes Finagaz integration and acquisition-related expenses in Fiscal 2016 and Fiscal 2015 of $27.9 million and $22.6 million, respectively.

(d)                                 Fiscal 2015 income before income taxes and net income attributable to UGI International, LLC are net of the impact of pre-tax costs of $10.3 million associated with an extinguishment of debt at Antargaz which are reflected in interest expense.

(e)                                  These financial measures are non-GAAP financial measures and are not in accordance with, or an alternative to, U.S. GAAP and should be considered in addition to, and not a substitute for, the comparable U.S. GAAP measures. See “Non-GAAP Financial Measures” included elsewhere in this Offering Memorandum.

(f)                                   Retail gallons sold in Fiscal 2016 reflect a 69.4 million decline in autogas volumes principally as a result of exiting the low-margin autogas business in Poland during Fiscal 2016.

(g)                                  Deviation from average heating degree days for the 15-year period 2002-2016 at locations in our European service territories.

Fiscal 2016 results include the full-year results of Finagaz, which was acquired on May 29, 2015. The acquisition of Finagaz nearly doubled our retail distribution business in France and is a significant contributor to the variances in the table above.

Based upon heating degree day data, temperatures during Fiscal 2016 were warmer than normal and the prior year. Total retail gallons sold during Fiscal 2016 were significantly higher principally reflecting incremental retail LPG gallons associated with Finagaz and, to a much lesser extent, retail gallons associated with small-scale acquisitions at Flaga and AvantiGas. Partially offsetting these increases was the impact on retail volumes in 2016 of exiting the low-margin autogas business in Poland (69.4 million gallons). During Fiscal 2016, average wholesale commodity prices for both propane and butane in northwest Europe were approximately 20% lower than during Fiscal 2015. Much of the lower wholesale commodity cost occurred during the early part of Fiscal 2016.

Base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. The functional currency of a significant portion of our results is the euro and, to a much lesser extent, the British pound sterling. During Fiscal 2016 and Fiscal 2015, the average un-weighted euro-to-U.S. dollar translation rates were approximately $1.11 and $1.15, respectively, and the average unweighted British pound sterling-to-U.S. dollar translation rates were approximately $1.42 and $1.55, respectively. Although the euro and the British pound sterling were weaker during Fiscal 2016 and affect the comparisons of amounts in the table above, these weaker currencies did not negatively impact UGI International net income due to higher gains on foreign currency exchange contracts used to hedge a portion of U.S. dollar purchases of LPG.

Revenues increased $73.4 million during Fiscal 2016 principally reflecting incremental revenues from Finagaz subsequent to its acquisition on May 29, 2015 and, to a much lesser extent, incremental revenues associated with small-scale acquisitions at Flaga and AvantiGas. These increases in revenues were substantially offset by lower average LPG selling prices at each of our legacy European LPG businesses and, to a lesser extent, the impact of exiting the low-margin autogas business in Poland and the effects of the weaker euro and the British pound sterling. The lower average LPG sales prices in Fiscal 2016 resulted from lower average LPG wholesale commodity prices.

Total cost of sales during Fiscal 2016 decreased $269.3 million from Fiscal 2015. Cost of sales in Fiscal 2016 and Fiscal 2015 include gains (losses) on commodity derivative instruments not associated with current period transactions of $31.8 million and $(28.4) million, respectively. Excluding the effects of these gains and losses on commodity derivative instruments, cost of sales decreased $209.1 million during Fiscal 2016 principally reflecting the effects of lower average LPG wholesale commodity prices and, to a much lesser extent, the absence of certain low-margin autogas volumes in Poland, the effects of the weaker euro and the British pound sterling, and higher realized gains from foreign currency exchange contracts used to hedge a portion of U.S. dollar purchases of LPG. These decreases in cost of sales were partially offset by incremental cost of sales associated with Finagaz.

Total margin (which includes unrealized gains and losses on commodity derivative instruments not associated with current-period transactions) increased $342.6 million. Adjusted total margin increased $282.4 million primarily reflecting incremental local-currency margin from the full-year results of Finagaz and, to a much lesser extent, higher average unit margins and the impact of the small-scale acquisitions at Flaga and AvantiGas. The higher average unit margins at our legacy UGI France and Flaga businesses reflect the benefits of declining LPG wholesale commodity costs and effective margin management. The impact of the slightly higher local currency total margin was partially offset by the effects on such margin of the weaker euro and the British pound sterling.

Operating income (which includes unrealized gains and losses on commodity derivative instruments not associated with current-period transactions and Finagaz integration expenses) increased $161.3 million. Adjusted operating income increased $106.4 million reflecting the $282.4 million increase in adjusted total margin partially offset by a $141.7 million increase in operating and administrative expenses (excluding the impact of Finagaz integration expenses), a $25.5 million increase in depreciation and amortization and, to a much lesser extent, lower other operating income. The higher operating and administrative expenses primarily reflect incremental expenses associated with Finagaz and, to a much lesser extent, small-scale acquisitions at Flaga and AvantiGas, partially offset by the translation effects of the weaker euro and British pound sterling. The increase in depreciation and amortization expense reflects incremental expenses of Finagaz and the other small-scale acquisitions at Flaga and AvantiGas.

Income before income taxes (which includes unrealized gains and losses on commodity instruments not associated with current-period transactions, Finagaz integration expenses, and costs associated with an extinguishment of debt in Fiscal 2015) increased $173.1 million. Adjusted income before income taxes increased $107.9 million principally reflecting the previously mentioned $106.4 million increase in adjusted operating income. UGI International interest expense in Fiscal 2016 was slightly lower than in Fiscal 2015 (excluding the impact of the $10.3 million costs associated with an extinguishment of debt) as higher average long-term debt balances outstanding at UGI France resulting from the acquisition of Finagaz was more than offset by lower average interest rates on long-term debt and the translation effects of the weaker euro.

Income taxes as a percentage of income before income taxes was slightly higher in Fiscal 2016 compared to Fiscal 2015 reflecting, among other things, higher French company value-added contribution taxes and other income tax effects of foreign operations.

Liquidity and Capital Resources

We depend on both internal and external sources of liquidity to provide funds for working capital and to fund capital requirements. Our short-term cash requirements not met by cash from operations can generally be satisfied with borrowings under our primary credit facilities, although we have generally not needed to borrow under such credit facilities. Long-term cash requirements are generally met through the issuance of long-term debt or capital contributions. We believe that we have sufficient liquidity in the forms of cash and cash equivalents on hand; cash expected to be generated from operations; credit facility borrowing capacity; and the ability to obtain long-term financing to meet anticipated contractual and projected cash commitments.

The primary sources of UGI International’s cash and cash equivalents have been cash flows generated from operations and cash contributions made by UGI Corporation principally to fund acquisitions of businesses. However, there can be no assurance that UGI Corporation will make contributions to our capital or otherwise provide funding in the future. Our primary uses of cash have been to fund acquisitions of businesses, repay long-term debt and pay distributions to our parent company. Our ability to service debt has been, and will continue to be, dependent upon our ability to generate cash from our operations. While UGI Corporation does not have a stated dividend policy with respect to its ownership of UGI International, we expect to continue to pay dividends to our parent company with cash generated from operations.

Our cash and cash equivalents totaled $245.5 million at June 30, 2018, $360.6 million at September 30, 2017, and $358.5 million at September 30, 2016. A substantial portion of this cash is located outside of the United States.

Analysis of Adjusted EBITDA

We use the non-GAAP measures “EBITDA” and “Adjusted EBITDA” in assessing our ability to service debt and to comply with loan covenants. These financial measures are not in accordance with, or an alternative to, U.S. GAAP and should be considered in addition to, and not as an alternative to, comparable U.S. GAAP measures. See “Summary Historical Financial and Other Data” for a presentation of EBITDA and Adjusted EBITDA for Fiscal 2017, Fiscal 2016 and Fiscal 2015, and the nine months ended June 30, 2018 and 2017, as well as reconciliations of EBITDA and Adjusted EBITDA to net income attributable to UGI International, LLC, the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.

Nine Months Ended June 30, 2018 and June 30, 2017

Adjusted EBITDA was $28.4 million higher in the 2018 nine-month period reflecting an increase in adjusted total margin of $125.4 million partially offset by an $81.3 million increase in operating and administrative expenses (excluding the effects of the Finagaz integration expenses) and a $14.2 million increase in losses on certain foreign currency exchange contracts resulting from the stronger euro and British pound sterling. Adjusted total margin increased $125.4 million reflecting the translation effects of the stronger euro and British pound sterling and approximately $49 million of incremental margin from UniverGas and DVEP. The increase in operating and administrative expenses principally reflects the translation effects of the stronger euro and British pound sterling on local currency expenses and approximately $29 million of incremental expenses from UniverGas and DVEP. The increase in operating and administrative expenses also reflects, among other things, higher compliance costs associated with energy conservation and operational safety requirements and slightly higher distribution costs, partially offset by lower tank and cylinder repair costs.

Years Ended September 30, 2017 and 2016

Adjusted EBITDA was $8.2 million higher in Fiscal 2018 compared to Fiscal 2017 reflecting a decrease in adjusted total margin of $22.1 million partially offset by an $21.5 million decrease in operating and administrative expenses (excluding the effects of the Finagaz integration expenses) and slightly higher other operating income. The decrease in adjusted total margin million primarily reflects (1) the translation effects of the weaker British pound sterling and euro; (2) slightly lower average retail bulk and cylinder LPG unit margins; and (3) the absence of margin from the autogas business in Poland as a result of exiting this low-margin, high-volume business in Fiscal 2016. The slightly lower average retail bulk and cylinder LPG unit margins principally reflect the negative effects on Fiscal 2017 unit margins of higher LPG commodity costs and the beneficial effects on Fiscal 2016 unit margins of declining LPG wholesale commodity costs. The decrease in operating and administrative expenses principally reflects lower operating and administrative costs in France resulting from expense synergies associated with the Finagaz integration and, to a much lesser extent, the translation effects of the weaker euro and British pound sterling.

Years Ended September 30, 2016 and 2015

Adjusted EBITDA was $133.2 million higher in Fiscal 2016 compared to Fiscal 2015 principally reflecting the full year benefit of the operations of Finagaz acquired in May 2015. The increase in Adjusted EBITDA reflects an increase in adjusted total margin of $282.4 million primarily reflecting incremental local-currency margin from the full-year results of Finagaz and, to a much lesser extent, higher average unit margins and the impact of the small-scale acquisitions at Flaga and AvantiGas. The higher average unit margins at our legacy UGI France and Flaga businesses reflect the benefits of declining LPG wholesale commodity costs and effective margin management. The impact of the slightly higher local currency total margin was partially offset by the effects on such margin of the weaker euro and the British pound sterling. The impact on Adjusted EBITDA from the higher total margin was partially offset by a $141.7 million increase in operating and administrative expenses (excluding the impact of Finagaz integration expenses). The higher operating and administrative expenses primarily reflect incremental expenses associated with Finagaz and, to a much lesser extent, small-scale acquisitions at Flaga and AvantiGas, which were partially offset by the translation effects of the weaker euro and British pound sterling.

Cash Flows

Due to the seasonal nature of the Company’s businesses, cash flows from operating activities are generally strongest during the second and third fiscal quarters when customers pay for LPG consumed during the peak heating season months. Conversely, operating cash flows are generally at their lowest levels during the fourth and first fiscal quarters when the Company’s investment in working capital, principally inventories and accounts receivable, is generally greatest.

Cash flows from operating activities can be significantly affected by year-to-year variations in changes in operating working capital reflecting changes in LPG commodity prices. Cash flow from investing activity is principally affected by cash expenditures for property, plant and equipment; cash paid for acquisitions of businesses; and net cash proceeds from sales and retirements of property, plant and equipment. Changes in cash flow from financing activities are primarily due to issuances and repayments of long-term debt, cash capital contributions from UGI usually in conjunction with material business acquisitions, short-term borrowings, and distributions paid to UGI International’s parent company.

The following table presents cash flow from operating activities, investing activities and financing activities for the nine months ended June 30, 2018 and 2017, Fiscal 2017, Fiscal 2016 and Fiscal 2015:

	Years Ended September 30,			Nine Months Ended June 30,
	2017	2016	2015	2018	2017
	(dollars in millions)
Cash Flows:
Net cash provided by operating activities	$201.8	$266.2	$179.2	$168.6	$182.8
Net cash used in investing activities	$(145.8)	$(116.2)	$(511.3)	$(178.5)	$(73.0)
Net cash (used in) provided by financing activities	$(55.1)	$(70.4)	$418.5	$(101.8)	$(102.7)
Effect of exchange rate on cash	$1.2	$(2.8)	$(20.1)	$(3.4)	$4.3
Net increase (decrease) in cash and cash equivalents	$2.1	$76.8	$66.3	$(115.1)	$11.4

Nine Months Ended June 30, 2018 and 2017

Cash flows from operating activities were $168.6 million during the 2018 nine-month period compared to $182.8 million in the 2017 nine-month period. Cash flows from operating activities before changes in operating working capital were $233.2 million during the 2018 nine-month period compared to $235.6 million in the prior-year period. The slightly lower cash flow from operating activities before changes in operating working capital during the 2018 nine-month period principally reflects the effects of lower net income (after adjusting net income for the noncash effects of unrealized gains and losses on derivative instruments) offset by the noncash effects of increases in depreciation and amortization and changes in deferred income taxes. Changes in operating working capital used operating cash flow of $64.6 million in the 2018 nine-month period compared to $52.9 million for the prior-year period. Cash flow from changes in operating working capital principally reflect the impact of increases in LPG and natural gas prices on changes in accounts receivable, inventories and accounts payable.

Cash flows used by investing activities were $178.5 million during the 2018 nine-month period compared to $73.0 million in the 2017 nine-month period. Cash expenditures for property, plant and equipment totaled $75.3 million in the 2018 nine-month period compared to $62.2 million in the prior-year period principally reflecting incremental cash expenditures associated with UniverGas and the effects of foreign currency rates. Net cash paid for acquisitions of businesses was $106.9 million in the 2018 nine-year period compared to $16.0 million in the prior-year period. Cash used for acquisitions of businesses in the 2018 nine-month period reflects the acquisition of UniverGas.

Cash flow used by financing activities was $101.8 million in the 2018 nine-month period compared to $102.7 million in the 2017 nine-month period. Repayments of debt and capital leases in the 2018 nine-month period includes approximately $82.0 million of term loan debt repayments at UGI France and Flaga. Distributions paid in the 2017 nine-month period primarily reflects the dividend of cash at UGI France.

Years Ended September 30, 2017 and 2016

Cash flows from operating activities were $201.8 million during Fiscal 2017 compared to $266.2 million during Fiscal 2016. Cash flows from operating activities before changes in operating working capital were $253.3 million during Fiscal 2017 period compared to $236.5 million in Fiscal 2016. The slightly higher Fiscal 2017 cash flow from operating activities before changes in operating working capital principally reflects the effects of higher net income (after adjusting net income for the noncash effects of unrealized gains on derivative instruments) partially offset by the effects of higher noncash deferred income tax benefits in Fiscal 2017. Changes in operating working capital used $51.5 million of operating cash flow during Fiscal 2017 and provided $29.7 million of operating cash flow during Fiscal 2016. The greater cash flow required to fund changes in operating working capital in Fiscal 2017 principally reflects the net impact of increases in commodity LPG prices on changes in accounts receivable, inventories and accounts payable.

Cash flow used by investing activities was $145.8 million in Fiscal 2017 compared to $116.2 million in Fiscal 2016. Net cash paid for acquisitions of businesses was $64.7 million during Fiscal 2017 compared to $23.6 million during Fiscal 2016. Net cash used for acquisitions of businesses during Fiscal 2017 principally reflects the acquisition of DVEP in August 2017.

Cash flow used by financing activities was $55.1 million in Fiscal 2017 compared to $70.4 million in Fiscal 2016. Distributions paid were $110.0 million during Fiscal 2017 compared to $69.8 million in the prior-year period. Distributions paid in Fiscal 2017 were higher principally reflecting cash distributions of cash at UGI France. Capital contributions of $38.0 million in Fiscal 2017 were made primarily to provide funding for the UniverGas acquisition in October of Fiscal 2018.

Years Ended September 30, 2016 and 2015

Cash flows from operating activities were $266.2 million during Fiscal 2016 compared to $179.2 million during Fiscal 2015. Cash flows from operating activities before changes in operating working capital were $236.5 million during Fiscal 2016 compared to $140.8 million in Fiscal 2015. The significantly higher cash flow from operating activities before changes in operating working capital in Fiscal 2016 principally reflects the full-year effects of the Finagaz acquisition acquired in May 2015. Changes in operating working capital provided operating cash flow of $29.7 million during Fiscal 2017 compared to $38.4 million during Fiscal 2015.

Cash flows from investing activities used $116.2 million in Fiscal 2016 compared to $511.3 million in Fiscal 2015. Net cash paid for acquisitions of businesses was $23.6 million during Fiscal 2016 compared to $428.1 million in Fiscal 2015. Fiscal 2015 investing activities included cash paid for the acquisition of Finagaz.

Cash flow used by financing activities was $70.4 million in Fiscal 2016 compared to cash flow provided by financing activities of $418.5 million in Fiscal 2015. Distributions paid were $69.8 million during Fiscal 2016 principally reflecting the distribution of cash at UGI France. Capital contributions received in Fiscal 2015 of $162.4 million were used to fund a portion of the Finagaz acquisition. Net proceeds from issuances of $660.0 million of long-term debt in Fiscal 2015 principally reflect the issuance of term loan debt under the UGI France Credit Facilities the proceeds of which were used principally to fund a portion of the acquisition of Finagaz and to prepay term loans outstanding under a previous senior facilities agreement.

Capital Expenditures

Our capital expenditures include amounts to replace and maintain our bulk tank and cylinder assets as well as our storage, production and logistics assets. We also incur capital expenditures to expand our bulk and cylinder businesses, including expanding cylinder offerings through vending machines and composite cylinder offerings, and capital costs related to IT and other technology initiatives. During the nine months ended June 30, 2018 and Fiscal 2017, Fiscal 2016 and Fiscal 2015, our capital expenditures totaled $75.1 million, $90.3 million, $99.9 million and $87.5 million, respectively.

Contractual Obligations and Commitments

The following is a summary of our significant contractual obligations as of September 30, 2017:

	Payments Due By Period
	Total	Fiscal 2018	Fiscal 2019 - 2020	Fiscal 2021 - 2022	Thereafter
	(dollars in millions)

Long-term debt(1)	$843.4	$80.4	$688.5	$74.5	$—
Interest on long-term fixed rate debt(2)	38.7	15.7	21.2	1.8	—
Operating leases	37.1	11.2	14.8	7.9	3.2
Supply contracts	69.1	69.1	—	—	—
Derivative instruments(3)	28.4	11.2	17.2	—	—
Total	$1,016.7	$187.6	$741.7	$84.2	$3.2

(1)                                 Based upon stated maturity dates for debt outstanding at September 30, 2017.

(2)                                 Based upon stated interest rates adjusted for the effects of interest rate swaps.

(3)                                 Represents the sum of amounts due if derivative instrument liabilities were settled at September 30, 2017, amounts reflected in the Consolidated Balance Sheet (but excluding amounts associated with interest rate and cross-currency swaps).

Critical Accounting Policies and Estimates

Accounting policies and estimates discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they involve significant judgments and uncertainties. Changes in these policies and estimates could have a material effect on our financial statements. The application of these accounting policies and estimates necessarily requires management’s most subjective or complex judgments regarding estimates and projected outcomes of future events which could have a material impact on our financial statements. Also, see Note 2 of our audited consolidated financial statements included elsewhere in this offering memorandum, which discuss the significant accounting policies that we have selected from acceptable alternatives.

Accounting For Derivative Instruments at Fair Value

The Company enters into derivative instruments to economically hedge the risks associated with changes in commodity prices, interest rates and foreign currency rates. Accounting requirements for derivatives and related hedging activities are complex and may be subject to further clarification by standard-setting bodies. These derivatives are recognized as assets and liabilities at fair value on our consolidated balance sheets. Derivative assets and liabilities are presented net by counterparty on our consolidated balance sheets if the right of offset exists. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. Changes in the fair values of certain derivative instruments that qualify and are designated as cash flow hedges are recorded in accumulated other comprehensive income (“AOCI”), a component of equity, to the extent effective at offsetting changes in the hedged item, until earnings are affected by the hedged item. Changes in the fair values of derivative instruments that we do not designate as, or that do not qualify for, hedge accounting under GAAP, which currently comprises all of our commodity and certain of our foreign currency derivative instruments, are recognized in earnings on our consolidated statement of income. The fair values of our derivative instruments are determined based upon actively-quoted market prices for identical assets and liabilities, indicative price quotations available through brokers, industry price publications or recent market transactions and related market indicators. We maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. At September 30, 2017, the net fair value of our derivative assets totaled $40.6 million and the net fair value of our derivative liabilities totaled $37.4 million.

Depreciation and Amortization of Long-Lived Assets

We compute depreciation on our property, plant and equipment on a straight-line basis over estimated useful lives generally ranging from 1 to 40 years. We also use amortization methods and determine asset values of intangible assets subject to amortization using reasonable assumptions and projections. Changes in the estimated useful lives of property, plant and equipment and changes in intangible asset amortization methods or values could have a material effect on our results of operations. As of September 30, 2017, our net property, plant and equipment totaled $1,128.4 million and we recorded depreciation expense of $110.8 million during Fiscal 2017. As of September 30, 2017, our net intangible assets subject to amortization totaled $154.0 million and we recorded amortization expense on intangible assets subject to amortization of $10.0 million during Fiscal 2017.

Purchase Price Allocations

From time to time, the Company enters into material business combinations. In accordance with accounting guidance associated with business combinations, the purchase price is allocated to the various assets acquired and liabilities assumed at their estimated fair value. Fair values of assets acquired and liabilities assumed are based upon available information and we may involve an independent third party to perform appraisals. Estimating fair values can be complex and subject to significant business judgment and most commonly impacts property, plant and equipment and intangible assets, including those with indefinite lives. Generally, we have, if necessary, up to one year from the acquisition date to finalize the purchase price allocation.

Goodwill Impairment Evaluation

Our goodwill is the result of business acquisitions. We do not amortize goodwill, but test it at least annually for impairment at the reporting unit level. A reporting unit is the operating segment, or a business one level below the operating segment (a component), if discrete financial information is prepared and regularly reviewed by segment management. Components are aggregated as a single reporting unit if they have similar economic characteristics. A reporting unit with goodwill is required to perform an impairment test annually or whenever events or circumstances indicate that the value of goodwill may be impaired. For our reporting units with goodwill, we perform a quantitative assessment by comparing the fair values of the reporting units with their carrying amounts, including goodwill. We determine fair values generally based on a weighting of income and market approaches. For purposes of the income approach, fair values are determined based upon the present value of the reporting unit’s estimated future cash flows, including an estimate of the reporting unit’s terminal value based upon these cash flows, discounted at appropriate risk-adjusted rates. We use our internal forecasts to estimate future cash flows which may include estimates of long-term future growth rates based upon our most recent reviews of the long-term outlook for each reporting unit. Cash flow estimates used to establish fair values under our income approach involve management judgments based on a broad range of information and historical results. In addition, external economic and competitive conditions can influence future performance. For purposes of the market approach, we use valuation multiples for companies comparable to our reporting units. The market approach requires judgment to determine the appropriate valuation multiples. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to such excess but not to exceed the total amount of the goodwill of the reporting unit. As of September 30, 2017, our goodwill totaled $925.7 million. No impairments of goodwill were recorded during any of the periods presented.

Impairment of Long-Lived Assets

Impairment testing for individual long-lived assets, or groups of long-lived assets, is required when circumstances indicate that such assets may be impaired. If it is determined that a triggering event has occurred, we prepare a quantitative evaluation based upon undiscounted cash flow projections expected to be realized over the remaining useful life of the asset or the primary asset of an asset group. A long-lived asset or group of assets is considered impaired when the carrying amount of such assets exceeds the associated undiscounted estimated future cash flows. When determining whether an asset or group of assets has been impaired, management groups assets at the lowest level that has identifiable cash flows. Performing an impairment test on long-lived assets involves judgment in areas such as identifying when a triggering event requiring evaluation occurs; identifying and grouping assets; and, if the asset or group of assets is determined to be impaired based upon an excess of carrying amount over estimated undiscounted future cash flows, determining the fair value of the asset or asset group. Although cash flow estimates are based upon relevant information at the time the estimates are made, estimates of future cash flows are by nature highly uncertain and contemplate factors that change over time such as the expected use of the asset including future production and sales volumes, expected fluctuations in prices of commodities and expected proceeds from disposition. No material provisions for impairments of long-lived assets were recorded during the periods presented.

Income Taxes

We use the asset and liability method of accounting for income taxes. Under this method, income tax expense is recognized for the amount of taxes payable or refundable for the current year and for deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. Positions taken by an entity in its tax returns must satisfy a more-likely-than-not recognition threshold assuming the positions will be examined by tax authorities with full knowledge of relevant information. We use assumptions, judgments and estimates to determine our current provision for income taxes. We also use assumptions, judgments and estimates to determine our deferred tax assets and liabilities and any valuation allowance to be recorded against a deferred tax asset. Our assumptions, judgments and estimates relative to the current provision for income tax give consideration to current tax laws, our interpretation of current tax laws and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. Changes in tax law or our interpretation thereof and the resolution of current and future tax audits could significantly impact the amounts provided for income taxes in our consolidated financial statements. Our assumptions, judgments and estimates relative to the amount of deferred income taxes take into account estimates of the amount of future taxable income. Actual taxable income or future estimates of taxable income could render our current assumptions, judgments and estimates inaccurate. Changes in the assumptions, judgments and estimates mentioned above could cause our actual income tax obligations to differ significantly from our estimates. As of September 30, 2017, our net deferred tax liabilities totaled $231.7 million.

Recently Issued Accounting Pronouncements

Cloud Computing Arrangements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract.” This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The amendments in this ASU are effective for interim and annual periods beginning October 1, 2020. The guidance shall be adopted retrospectively or prospectively to all implementation costs incurred after the date of adoption. Early adoption is permitted. We will adopt the new standard in Fiscal 2018 and apply the guidance retrospectively. The adoption of the new guidance, including the retrospective provisions, will not have a material impact on our consolidated financial statements.

Pension and Other Postretirement Benefit Costs

In March 2017, the FASB issued ASU No. 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” This ASU requires entities to disaggregate the service cost component from the other components of net periodic benefit costs and present it with compensation costs for related employees in the income statement. The other components are required to be presented elsewhere in the income statement and outside of income from operations. The amendments in this ASU permit only the service cost component to be eligible for capitalization when applicable. The amendments in this ASU are effective for interim and annual periods beginning October 1, 2018, with a retrospective adoption for income statement presentation and a prospective adoption for capitalization. We will adopt this ASU effective October 1, 2018. We are in the process of assessing the impact on its financial statements from the adoption of the new guidance but do not expect its adoption will have a material impact on our consolidated financial statements.

Fair Value Measurements

In August 2018, the FASB issued ASU No. 2018-13, “Changes to the Disclosure Requirements for Fair Value Measurement.” This ASU modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The amendments in this ASU are effective for interim and annual periods beginning October 1, 2020. The guidance regarding removed and modified disclosures will be adopted on a retrospective basis and the guidance regarding new disclosures will be adopted on a prospective basis. Early adoption is permitted. We are in the process of assessing the impact on our financial statements from the adoption of the new guidance and determining the period in which the new guidance will be adopted.

Derivatives and Hedging

In August 2017, the FASB issued ASU No. 2017-12, “Targeted Improvements to Accounting for Hedging Activities.” This ASU amends and simplifies existing guidance to allow companies to more accurately present the economic effects of risk management activities in the financial statements. The amendments in this ASU are effective for interim and annual periods beginning October 1, 2019. Early adoption is permitted. For cash flow and net investment hedges as of the adoption date, the guidance requires a modified retrospective approach. The amended presentation and disclosure guidance is required only prospectively. We are in the process of assessing the impact on our financial statements from the adoption of the new guidance and determining the period in which the new guidance will be adopted.

Restricted Cash

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows: Restricted Cash.” This ASU provides guidance on the classification of restricted cash in the statement of cash flows. The amendments in the ASU are required to be adopted on a retrospective basis. The ASU is effective for interim and annual periods beginning October 1, 2018. Early adoption is permitted. We currently expect to adopt this ASU effective October 1, 2018. We are in the process of assessing the impact on our financial statements from the adoption of the new guidance but do not expect its adoption will have a material impact on our consolidated financial statements.

Leases

In February 2016, the FASB issued ASU No. 2016-02, “Leases.” This ASU, as subsequently updated, amends existing guidance to require entities that lease assets to recognize the assets and liabilities for the rights and obligations created by those leases on the balance sheet. The new guidance also requires additional disclosures about the amount, timing and uncertainty of cash flows from leases. The amendments in this ASU are effective for interim and annual reporting periods beginning October 1, 2019. Early adoption is permitted. Lessees must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU No. 2018-11, “Leases: Targeted Improvements.” Among other things, this ASU provides entities with a transition option to recognize the cumulative-effect adjustment from the modified retrospective application to the opening balance of retained earnings in the period of adoption rather than the earliest period presented in the financial statements. We currently expect to adopt ASU No. 2016-02, as updated, effective October 1, 2019. We have not yet selected a transition method and are currently in the process of assessing the impact on our financial statements from the adoption of ASU No. 2016-02 but anticipate an increase in the recognition of right-of-use assets and lease liabilities.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” (“ASU 2014-09”) The guidance provided under this ASU, as amended, supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) No. 605, “Revenue Recognition,” and most industry-specific guidance included in the ASC. ASU 2014-09 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective for the Company for interim and annual periods beginning October 1, 2018 and allows for either full retrospective adoption or modified retrospective adoption.

We are in the process of analyzing the impact of the new guidance using an integrated approach which includes evaluating differences in the amount and timing of revenue recognition from applying the requirements of the new guidance, reviewing our accounting policies and practices, and assessing the need for changes to our processes, accounting systems and design of internal controls. We have completed the assessment of a significant number of our contracts with customers under the new guidance to determine the effect of the adoption of the new guidance. Although we have not completed our assessment of the impact of the new guidance, we do not expect its adoption will have a material impact on our consolidated financial statements. We anticipate adopting the new standard using the modified retrospective transition method effective October 1, 2018.

Off-Balance Sheet Arrangements

We do not have any off-balance-sheet arrangements that are expected to have a material effect on our financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Qualitative and Quantitative Disclosures About Market Risk

Our primary market risk exposures are (1) commodity price risk; (2) interest rate risk; and (3) foreign currency exchange rate risk. Although we use derivative financial and commodity instruments to reduce market price risk associated with forecasted transactions, we do not use derivative financial and commodity instruments for speculative or trading purposes.

Commodity Price Risk

The risk associated with fluctuations in the prices we pay for LPG is principally a result of market forces reflecting changes in supply and demand for LPG and other energy commodities. Our profitability is sensitive to changes in LPG supply costs. Increases in supply costs are generally passed on to customers. We may not, however, always be able to pass through product cost increases fully or on a timely basis, particularly when product costs rise rapidly. In order to reduce the volatility of LPG market price risk, we use over-the-counter derivative commodity instruments and may from time to time enter into other derivative contracts to reduce market risk associated with a portion of our LPG purchases. Over-the-counter derivative commodity instruments used to economically hedge forecasted purchases of LPG are generally settled at expiration of the contract. In addition, certain of our businesses hedge a portion of our anticipated U.S. dollar-denominated LPG product purchases through the use of forward foreign currency exchange contracts as further described below.

Interest Rate Risk

Our long-term debt principally comprises UGI France’s and Flaga’s variable-rate term loans. These debt agreements have interest rates that are generally indexed to short-term market interest rates. UGI France and Flaga, through the use of pay-fixed receive-variable interest rate swaps, have fixed the underlying EURIBOR interest rates on their euro-denominated term loans through all, or a substantial portion of, the periods such debt is outstanding. In addition, Flaga’s U.S. dollar-denominated loan has been swapped from a floating-rate U.S. dollar-denominated interest rate to a fixed-rate euro-denominated interest rate through a cross-currency swap, removing interest rate risk (and foreign currency exchange risk as further described below under Foreign Currency Exchange Rate Risk) associated with the underlying interest payments. At June 30, 2018, combined borrowings outstanding under variable-rate debt agreements other than UGI France’s and Flaga’s effectively fixed-rate term loans and Flaga’s U.S. dollar-denominated loan were not material.

As part of the Transactions, we will enter into the New Credit Facilities that will include a €300 million variable-rate Term Loan and a €300 million variable-rate Revolving Credit Facility. Under the agreement that will govern the New Credit Facilities, the interest rate for any loan borrowed in euros will be EURIBOR or EONIA (with respect to the first interest period) plus a margin and the interest rate for a revolving loan borrowed in U.S. dollars will be LIBOR plus a margin. We intend to enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility risk.

Foreign Currency Exchange Rate Risk

Our primary currency exchange rate risk is associated with the U.S. dollar versus the euro and, to a lesser extent, the U.S. dollar versus the British pound sterling. The U.S. dollar value of our foreign currency denominated assets and liabilities will fluctuate with changes in the associated foreign currency exchange rates. With respect to our net investments in foreign (non-U.S. based) operations, a 10% decline in the value of the associated foreign currencies versus the U.S. dollar would reduce their aggregate net book value at June 30, 2018, by approximately $140 million, which amount would be reflected in other comprehensive income.

In addition, in order to reduce exposure to foreign exchange rate volatility related to our operations, through September 30, 2016, we entered into forward foreign currency exchange contracts to hedge a portion of anticipated U.S. dollar-denominated LPG product purchases primarily during the heating-season months of October through March.

Beginning October 1, 2016, in order to reduce the volatility in net income associated with our operations, principally as a result of changes in the U.S. dollar exchange rate between the euro and British pound sterling, we have entered into forward foreign currency exchange contracts.

As previously mentioned, Flaga has a cross-currency swap to hedge its exposure to the variability in expected future cash flows associated with the foreign currency and interest rate risk of U.S. dollar-denominated debt. This cross-currency hedge includes initial and final exchanges of principal from a fixed euro denomination to a fixed U.S. dollar-denominated amount, to be exchanged at a specified rate, which was determined by the market spot rate on the date of issuance.

Derivative Instrument Credit Risk

We are exposed to risk of loss in the event of nonperformance by our derivative instrument counterparties. Our derivative instrument counterparties principally comprise large energy companies and major U.S. and international financial institutions. We maintain credit policies with regard to our counterparties that we believe reduce overall credit risk. These policies include evaluating and monitoring our counterparties’ financial condition, including their credit ratings, and entering into agreements with counterparties that govern credit limits or entering into netting agreements that allow for offsetting counterparty receivable and payable balances for certain financial transactions as deemed appropriate.

Certain of these derivative instrument agreements call for the posting of collateral by the counterparty or by the Company in the forms of letters of credit, parental guarantees or cash. Additionally, our commodity exchange-traded futures contracts generally require cash deposits in margin accounts. At June 30, 2018, restricted cash in brokerage accounts was not material. Although we have concentrations of credit risk associated with derivative instruments, the maximum amount of loss, based upon the gross fair values of the derivative instruments, we would incur if these counterparties failed to perform according to the terms of their contracts was not material at June 30, 2018.

The following table summarizes the fair values of unsettled market risk sensitive derivative instrument assets (liabilities) held at June 30, 2018. The table also includes the changes in fair values of derivative instruments that would result if there were (1) a 10% adverse change in the market prices of LPG, natural gas and electricity; (2) a 50 basis point adverse change in the three month and one-month EURIBOR rates; and (3) a 10% change in the value of the Euro and the British pound sterling versus the U.S. dollar.

	Asset (Liability)
	Fair Value	Change in Fair Value
	(dollars in millions)
June 30, 2018
Commodity price risk	$67.9	$(31.1)
Interest rate risk	$1.2	$(1.2)
Foreign currency exchange rate risk	$(1.5)	$(54.3)

Description of Other Indebtedness

The following is a summary of certain provisions of the documents evidencing our other material indebtedness after giving effect to the Transactions. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements governing such indebtedness, including the definitions of certain terms referred to herein.

New Credit Facilities

As part of the Transactions, we will enter into the New Credit Facilities. The New Credit Facilities will consist of (i) a €300.0 million senior unsecured Term Loan with a five-year maturity and (ii) a €300.0 million senior unsecured Revolving Credit Facility with a five-year maturity. Revolving loans will be available, at our option, in U.S. dollars or euros and term loans will only be available in euros. We may use funds borrowed under the New Credit Facilities to refinance certain of our existing indebtedness, to fund our working capital needs and for general corporate purposes, including investments and certain permitted acquisitions.

Guarantees; Security.  The obligations under the New Credit Facilities will be guaranteed by certain of our subsidiaries (subject to a minimum guarantor coverage test set forth in the agreement governing the New Credit Facility). Such subsidiary guarantors will initially consist of UGI France SAS, Antargaz Finagaz SA, Flaga GmbH and Avanti Gas Limited. The obligations under the New Credit Facility will be unsecured.

Payments and Prepayments of Loans.  The revolving loans generally may be borrowed, repaid and reborrowed over the life of the Revolving Credit Facility until their final maturity.

Amounts repaid under the term loans may not be reborrowed. The term loans will be required to be repaid in full upon the final maturity of the Term Loan. Term loans will not be subject to amortization.

We will be required to prepay outstanding loans upon the occurrence of certain change of control events or a sale of all or substantially all of our assets. Under the terms of the agreement governing the New Credit Facilities, we may also voluntarily prepay outstanding loans as provided therein.

Interest and Fees.  Under the agreement that will govern the New Credit Facilities, the interest rate for any loan borrowed in euros will be EURIBOR or EONIA (with respect to the first interest period) plus a margin and the interest rate for a revolving loan borrowed in U.S. dollars will be LIBOR plus a margin. We expect that the initial margin for term loans maintained at EURIBOR or EONIA will be 1.70% per annum, the initial margin for revolving loans maintained at EURIBOR or EONIA will be 1.35% per annum and the initial margin for revolving loans maintained at LIBOR will be 1.6% per annum. The interest rate margin on all loans will be reset periodically based upon our ratio of consolidated total net indebtedness to consolidated EBITDA (defined and calculated pursuant to the credit agreement).

The New Credit Facilities will provide for the payment of a commitment fee in euros of 35% of the applicable margin per annum on the undrawn and uncancelled revolving facility commitments. The commitment fee will be payable on the last day of each successive 90-day period during the availability period for the Revolving Credit Facility. The agreement governing the New Credit Facilities will also provide for the payment of a utilization fee based on the utilized amounts under the Revolving Credit Facility, and payable on the last day of each successive 90-day period.

Certain Covenants.  The agreement that will govern the New Credit Facilities will contain certain negative covenants that, among other things, will restrict, subject to certain exceptions, our and our subsidiaries’ ability to create liens, incur additional indebtedness at intermediary holding companies, enter into any merger, consolidation or similar transaction, sell assets, make certain advances, investments or loans, pay dividends or repay shareholder loans and change the general nature of our current business. In addition, the credit agreement will include a financial covenant requiring the ratio of consolidated total net indebtedness to consolidated EBITDA not to exceed 3.85 to 1.00 (defined and calculated pursuant to the credit agreement), subject to certain exceptions, and a covenant requiring that the EBITDA of the subsidiary guarantors under the New Credit Facilities is at least equal to 70% of our consolidated EBITDA (defined and calculated pursuant to the credit agreement).

The agreement that will govern the New Credit Facilities will also contain certain customary representations and warranties and affirmative covenants.

Events of Default.  The agreement that will govern the New Credit Facilities will contain certain customary provisions concerning events of default (including upon the occurrence of certain change of control events). Upon the occurrence and continuation of any such event of default under the New Credit Facilities, the agent will be permitted, among other things, to accelerate the maturity of the term loans and the revolving loans and all other outstanding indebtedness under the New Credit Facilities and terminate commitments of the lenders to make any further loans.

Note Payable due August 2022

In connection with the DVEP acquisition in Fiscal 2017, UGI International Holdings B.V. issued a €17.5 million note payable due August 2022 to the seller of the business. The note payable currently bears interest at a rate of 1% per year, which interest rate will increase to 5% through the date of maturity. We have the option to prepay the note payable, in whole or in part, at any time without penalty. As of June 30, 2018, €17.5 million ($20.2 million) of the note payable was outstanding.